Exhibit 99.2

Leslie Constans

Digimarc Public Relations

503-495-4568

lconstans@digimarc.com

Mizuha Nakajima

Revolution PR for Digimarc

503-997-6045

mizuha@revolutionpr.com

FOR IMMEDIATE RELEASE

Digimarc Wins New Mexican Voter ID Card Contract

Digimarc to produce millions of Mexican voter IDs over four years

Tualatin, OR – Jan. 20, 2004 – Digimarc Corporation (NASDAQ: DMRC) today announced that it has been awarded a new contract with a projected value of more than $19 million to supply the Instituto Federal Electoral (IFE) of Mexico with millions of voter ID cards over a four-year contract.

IFE issues photo ID cards to eligible voters for local and federal elections. Under the contract, Digimarc will supply all voter ID card materials and security features, operate primary and back-up secure central issue card printing facilities, and provide overall service of the system to IFE.

“We are thrilled to have the opportunity to support Mexico’s electoral process with state-of-the-art technology and a highly secure voter ID card,” said Indra Paul, president, Digimarc ID Systems. “As the worldwide leader in government-issued photo IDs, Digimarc has extensive experience with international voter ID, national ID and driver license programs that we can bring to the Mexican program.”

Digimarc secure identification card solutions are used currently in a number of ID programs in Latin America, including Costa Rica, Honduras, Brazil, Colombia, as well as in Puerto Rico.

About Digimarc

Digimarc Corporation (NASDAQ: DMRC), based in Tualatin, Oregon, is a leading supplier of secure media solutions used in a wide range of security, identification and digital media content applications. Digimarc provides products and services that enable production of more than 60 million personal identification documents and driver licenses per year in 32 U.S. states and more than 20 countries. Digimarc’s digital watermarking technology provides a persistent digital identity for various media content and is used to enhance the security of financial documents, identity documents and digital images, and support other media rights management applications.

Digimarc has an extensive intellectual property portfolio, with 135 issued U.S. patents with more than 2,000 claims, and more than 350 pending patent applications in digital watermarking, personal identification and related technologies.

The company is headquartered in Tualatin, Oregon, with other U.S. offices in Burlington, Massachusetts; Fort Wayne, Indiana; San Francisco, California; and the Washington DC area; and European offices in London and Vienna. Please go to www.digimarc.com for more company information.

Securities Safe Harbor

With the exception of historical information contained in this release, the matters described herein contain certain “forward-looking statements” that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current reasonable expectations and are subject to certain assumptions, risks, uncertainties and changes in circumstances. Actual results may vary materially from those expressed or implied from the statements herein or from historical results, due to changes in economic, business, competitive, technological and/or regulatory factors. More detailed information about these factors is set forth in filings by Digimarc with the Securities and Exchange Commission, including the most recent annual report on Form 10-K and the most recent quarterly report on Form 10-Q. Digimarc is not obligated to (and expressly disclaim any obligation to) revise or update any forward-looking statements in order to reflect events or circumstances, whether they arise as a result of new information, future events, or otherwise.

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